                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           SCHUFF INTERNATIONAL, INC.
                                       AT
                                 $2.17 PER SHARE
                                       BY
                            SCHUFF ACQUISITION CORP.
                          A CORPORATION WHOLLY OWNED BY
                                 DAVID A. SCHUFF
                                 SCOTT A. SCHUFF
                              AND THEIR AFFILIATES

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., DENVER TIME, ON FRIDAY, MAY 28, 2004, UNLESS THE OFFER IS EXTENDED.

      Schuff Acquisition Corp., an Arizona corporation ("SAC") to be wholly owned by David A. Schuff, Chairman of the Board of Schuff International, Inc., Scott A. Schuff, President and Chief Executive Officer of Schuff International and their affiliates, the Schuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership, an Arizona limited partnership, is offering to purchase at a price of $2.17 per share all outstanding shares of common stock of Schuff International ("Offer"), on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal.

      A summary of the principal terms of the Offer appears on pages (iii) through (vii). You should read this entire document carefully before deciding whether to tender your shares.

      SAC's offer is conditioned on, among other things, the tender of a sufficient number of Schuff International shares such that, after the Schuff International shares are purchased pursuant to the Offer, SAC would own at least 90% of the outstanding Schuff International common stock (the "Minimum Condition"). After contribution by David A. Schuff, Scott A. Schuff, and their affiliates of shares of common stock of Schuff International to SAC, which is expected to occur prior to the purchase of shares pursuant to this Offer, SAC will own approximately 71% of the outstanding common stock of Schuff International. This Offer is also subject to certain other conditions described in Section 11, "The Offer - - Certain Conditions of the Offer."

      If you have questions about the Offer, you may call Julie Hall, the Information Agent for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. You may also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company, or other nominee.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS OFFER TO PURCHASE IS APRIL 30, 2004

                                TABLE OF CONTENTS

SECTION                                                                                                      PAGE
-------                                                                                                      ----
SUMMARY TERM SHEET .......................................................................................   (iii)

IMPORTANT ................................................................................................      1

INTRODUCTION .............................................................................................      2

SPECIAL FACTORS ..........................................................................................      4

         Background of the Offer .........................................................................      4
         Reasons for and purpose of the Offer and the Merger .............................................      5
         SAC's Plan for Schuff International .............................................................      6
         SAC's Position Regarding the Fairness of the Offer and the Merger ...............................      7
         Schuff International Financial Projections ......................................................      8
         Transactions Between David A. Schuff, Scott A. Schuff, Their Affiliates, and Schuff International      9
         Conduct of Schuff International's Business If The Offer Is Not Completed ........................     10

THE TENDER OFFER .........................................................................................     11

         1.  Terms of the Offer ..........................................................................     11
         2.  Acceptance for Payment and Payment for Shares ...............................................     12
         3.  Procedures for Tendering Shares .............................................................     13
         4.  Rights of Withdrawal ........................................................................     16
         5.  Certain Federal Income Tax Consequences of the Offer ........................................     16
         6.  Price Range of Shares; Dividends; Ownership of and Transactions in Shares ...................     17
         7.  Certain Information Concerning Schuff International .........................................     19
         8.  Certain Information Concerning SAC ..........................................................     23
         9.  Merger; Dissenters' Rights; Rule 13e-3 ......................................................     24
         10. Source and Amount of Funds ..................................................................     26
         11. Certain Conditions of the Offer .............................................................     27
         12. Dividends and Distributions .................................................................     28
         13. Certain Legal Matters .......................................................................     29
         14. Certain Effects of the Offer ................................................................     30
         15. Fees and Expenses ...........................................................................     31
         16. Miscellaneous ...............................................................................     32

SCHEDULE A

      Section 262 of the General Corporation Law of the State of Delaware Relating To The Rights of Dissenting Stockholders

                               SUMMARY TERM SHEET

      Schuff Acquisition Corp. ("SAC" or "we" or "us") is offering to purchase all of the outstanding shares of common stock of Schuff International, Inc. for $2.17 net per share, in cash. This summary highlights important information from this Offer to Purchase but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

            - Schuff Acquisition Corp., an Arizona corporation ("SAC") to be wholly owned by David A. Schuff, Chairman of the Board of Schuff International, Scott A. Schuff, President and Chief Executive Officer of Schuff International, and their affiliates, the Schuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership, an Arizona limited partnership, is offering to purchase all of the outstanding shares of common stock of Schuff International (the "Shares"). Prior to the purchase of Shares pursuant to this Offer, each of David A. Schuff, Scott
                  A. Schuff, and their affiliates listed above will contribute his or its shares for a proportional ownership interest in SAC. SAC was formed by the persons and entities listed above for purposes of making the Offer and taking Schuff International private or removing the Shares from the public trading markets. The tender price is $2.17 per share in cash (the "Offer Price"), without interest, less any required withholding taxes. The Offer Price represents a 11% premium to the closing price of Schuff International common stock on April 27, 2004, the last full trading day before the public announcement of SAC's proposal to acquire the Shares.

            - Currently, each of David A. Schuff and Scott A. Schuff, together with their affiliates, own 36.1% and 35.0%, respectively, of the common stock of Schuff International.

            - This is a "going private" transaction. If the Offer is successful and SAC owns at least 90% of the Shares, SAC will cause Schuff International to merge with SAC (the "Merger") and, as a result,

                  o SAC will own all of the equity interests in Schuff International;

                  o You will no longer have any interest in Schuff International's future earnings or growth;

                  o Schuff International will no longer be a public company, and its financial statements and periodic reports would no longer be publicly available; and

                  o The Shares would no longer trade on the American Stock Exchange.

            - After consummation of the Offer and prior to the Merger, SAC expects that Schuff International will terminate the listing of its common stock on the American Stock Exchange one business day prior to the effective time of the Merger so as to provide any remaining Schuff International stockholders with statutory dissenters' rights under Delaware law.

            - SAC is not required to complete the Offer unless a sufficient number of Schuff International shares are tendered such that, after shares are purchased pursuant to the Offer, SAC would own at least 90% of the Shares (the "Minimum Condition"). After contribution by David A. Schuff, Scott A. Schuff, and their affiliates of shares of common stock of Schuff International to SAC, which is expected to occur immediately prior to the purchase of shares pursuant to this Offer, SAC will own approximately 71% of the outstanding common stock of Schuff International. According to publicly available information, as of April 27, 2004, Schuff International had approximately 7,063,122 shares of common stock outstanding. Based on the foregoing, if SAC were to purchase approximately 1,334,610 shares pursuant to the Offer, the Minimum Condition would be met. SAC also has the right to waive or reduce the number of Schuff International shares that are required to be tendered in the Offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934, as amended. In no event, however, will SAC purchase Schuff International shares in the Offer if less than a majority of the outstanding Schuff International shares, excluding shares beneficially owned by SAC and the executive officers and directors of Schuff International, are tendered in the Offer. Based on publicly available information, the tender of 958,070 shares held by stockholders other than SAC and Schuff International's executive officers and directors will satisfy this condition.

            - SAC has commenced this Offer without obtaining the prior approval of the board of directors or stockholders of Schuff International and neither of such approvals is required for the commencement and consummation of the Offer. A special committee of the board of directors Schuff International, consisting of the independent members of the board of directors, is required to advise the stockholders of Schuff International of its position on the Offer within ten business days of the date of this Offer to Purchase.

            - SAC will pay to those stockholders that do not tender their shares and do not exercise their dissenters' rights the same consideration in the Merger as SAC pays in the Offer.

            - Stockholders that sell their shares in the Offer will receive cash for their shares sooner than stockholders that wait for the Merger to occur. Stockholders that sell their shares in the Offer will not be entitled to assert dissenters' rights and obtain payment of the fair value of their shares under Delaware law. Any stockholders that do not tender their shares and dissent from the Merger may exercise dissenters' rights in accordance with Section 262 of the Delaware General Corporation Law, or DGCL. See Section 9, "The Tender Offer--Merger; Dissenters' Rights; Rule 13e-3," beginning on page 24 for more information on dissenters' rights.

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

WHO IS OFFERING TO BUY MY SECURITIES?

      Schuff Acquisition Corp., an Arizona corporation ("SAC") to be wholly owned by David A. Schuff, Chairman of the Board of Schuff International, Scott A. Schuff, President and Chief Executive Officer of Schuff International, and their affiliates, the Schuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership, an Arizona limited partnership, and formed for the purpose of making the Offer, is offering to buy your Schuff International shares as described in this document. See Section 8, "The Tender Offer - - Certain Information Concerning SAC," for further information about SAC and its stockholders.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

      SAC is offering to buy all of the shares of common stock of Schuff International not currently owned by David A. Schuff, Scott A. Schuff, and their affiliates. For information about the conditions to the Offer, see
      Section 11, "The Tender Offer - - Certain Conditions of the Offer."

HOW MUCH IS SAC OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

      SAC is offering to pay $2.17 in cash, without interest, less any required withholding taxes, for each share of Schuff International. The Offer Price represents a 11% premium to the closing price of Schuff International common stock on April 27, 2004, the last full trading day before the public announcement of SAC's intention to purchase the shares of Schuff International's common stock not owned by David A. Schuff, Scott A. Schuff, and their affiliates. See Section 1, "The Tender Offer - - Terms of the Offer," for information about the terms of the Offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      If you are the record owner of your shares and you tender your shares to SAC in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Tender Offer
      - - Procedure for Tendering Shares."

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

      If you are a U.S. taxpayer, your receipt of cash for shares of Schuff International in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the shares of Schuff International you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor regarding the particular tax consequences of the Offer to you. See Section 5, "The Tender Offer - - Certain Federal Income Tax Consequences of the Offer."

DOES SAC HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

      Yes. The Offer is not conditioned on SAC or its affiliates obtaining any financing. SAC will fund the purchase of the Shares through financing obtained by 19th Avenue/Buchanan Limited Partnership through its credit and security agreement with Wells Fargo, Inc. The term facility consists of a $7.0 million secured real estate loan, secured by cash and discounted marketable securities of up to $1.5 million, first deeds of trust on real estate owned by 19th Avenue/Buchanan Limited Partnership, and assignments of rents and assumption of lease agreements from Schuff International. The first advance of $3.0 million under the credit facility has been funded, which refinanced existing indebtedness of 19th Avenue/Buchanan Limited Partnership. The second advance of $4.0 million under the credit facility will be subject to the satisfaction of certain closing conditions, including (a) evidence that all filings required to be made by SAC in connection with this Offer have been made with the SEC, and (b) evidence that no injunction or stop order has been issued with respect to this Offer or the Merger by any court or agency having jurisdiction.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      The Offer is conditioned on, among other things, the tender of a sufficient number of Schuff International shares such that, after the Schuff International shares are purchased pursuant to the Offer, SAC would own at least 90% of the Shares. After contribution by David A. Schuff, Scott A. Schuff, and their affiliates of shares of common stock of Schuff International to SAC, which is expected to occur immediately prior to the purchase of shares pursuant to this Offer, SAC will own approximately 71% of the outstanding common stock of Schuff International. See the "Introduction" and Section 11, "The Tender Offer - - Certain Conditions of the Offer," for a complete description of all of the conditions to which the Offer is subject. In no event, however, will SAC purchase Schuff International shares in the Offer if less than a majority of the outstanding Schuff International shares, excluding shares beneficially owned by SAC and the executive officers and directors of Schuff International, are tendered in the Offer.

WHY IS SAC MAKING THIS OFFER?

      SAC is making the Offer because it believes that it would enhance the investment in Schuff International if Schuff International were to go private rather than remain as a publicly traded company. A more complete discussion of the reasons for SAC's beliefs can be found under "Special Factors - - Reasons for and Purpose of the Offer and the Merger," and " -- SAC's Plans for Schuff International."

IS THIS OFFER SUPPORTED BY THE SCHUFF INTERNATIONAL BOARD OF DIRECTORS?

      SAC commenced this Offer without obtaining the prior approval of the Schuff International board of directors. Schuff International's board of directors has established a special committee of directors not employed by or affiliated with Schuff International or SAC to evaluate the Offer. As of the date of this Offer to Purchase, neither the special committee nor Schuff International's board of directors as a whole, to SAC's knowledge, has determined whether it would recommend that stockholders tender their shares in the Offer. The special committee or Schuff International's board of directors is required to communicate its determination in this regard to the stockholders within ten business days of the date of this Offer to Purchase. However, the approval of the special committee of the board of directors of Schuff International is not required for stockholders to tender their shares or for SAC to consummate the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

      You may tender your shares under the Offer until 5:00 p.m., Denver Time, on Friday, May 28, 2004, which is the scheduled expiration date of the offering period, unless SAC decides to extend the offering period or provide a subsequent offering period. See Section 3, "The Offer - - Procedure for Tendering Shares," for information about tendering your shares.

CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      Yes, SAC may elect to extend the Offer. SAC can do so by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day following the scheduled expiration date of the Offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See Section 1, "The Offer - Terms of the Offer," for information about extension of the Offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

      Following SAC's purchase of all shares tendered during the offering period, SAC may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been accepted for payment may tender their shares and receive the Offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. SAC is not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days. See Section 1 and 4, "The Tender Offer - - Terms of the Offer," and "- - Rights of Withdrawal," respectively, for more information concerning any subsequent offering period.

HOW DO I TENDER MY SHARES?

      If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name," you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer, which is Friday, May 28, 2004, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3, "The Tender Offer - - Procedure for Tendering Shares," for more information on the procedures for tendering your shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

      The tender of your shares may be withdrawn at any time before the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See Section 4, "The Tender Offer - - Rights of Withdrawal," for more information.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn, and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4, "The Offer - - Rights of Withdrawal."

IF SAC CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

      If the Offer is successful and SAC owns at least 90% of the Shares, SAC will cause Schuff International to merge and pay to the Schuff International stockholders who have not tendered their shares the same consideration SAC paid for shares in the Offer. SAC expects that Schuff International will have a right to dissent and demand payment of the fair value of their shares under Delaware law. If the Minimum Condition is not satisfied, SAC does not presently intend to acquire any shares.

WHEN DOES SAC EXPECT TO COMPLETE THE OFFER AND THE MERGER?

      SAC hopes to complete the Offer on Friday, May 28, 2004, the initial scheduled expiration date. However, SAC may extend the Offer if any conditions to the Offer have not been satisfied at the scheduled expiration date or if SAC is required to extend the Offer by the rules of the SEC. SAC expects to complete the Merger approximately one month after the completion of the Offer.

WILL I HAVE THE RIGHT TO ASSERT DISSENTERS' RIGHTS FOR MY SCHUFF INTERNATIONAL SHARES?

      If you tender your Schuff International shares in the Offer, you will not be entitled to exercise statutory dissenters' rights under Delaware law and have the right to demand payment of fair value for your shares under Delaware law. If you do not tender your shares in the Offer and the Merger occurs, you will have a statutory right to dissent and demand payment of the fair value of your Schuff International shares plus accrued interest, if any, from the date of the Merger. The value received upon exercise of dissenters' rights may be more than, less than, or the same as the cash consideration SAC pays in the Offer and the Merger. See Section 9, "The Tender Offer - - Merger; Dissenters' Rights; Rule 13e-3."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If you do not tender in the Offer and the Merger occurs, you will receive the same consideration as paid in the tender offer, subject to any right to dissent and demand payment of fair value of your shares under Delaware law. If you exercise your dissenters' rights, you will not receive the Merger consideration unless you waive or effectively lose your dissenters' rights. If the Merger does not occur, SAC's purchase of shares will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the remaining shares held by the public. The shares may no longer be listed on the American Stock Exchange. Also, Schuff International may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. See Section 14, "The Tender Offer - - Certain Effects of the Offer," for complete information about the effect of the Offer on your shares.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On April 27, 2004, the last full trading day prior to the public announcement of SAC's intention to purchase all of the shares of Schuff International common stock not owned by them, the reported closing price on the American Stock Exchange was $1.95 per share. You should obtain a recent market quotation for shares of the common stock of Schuff International in deciding whether to tender your shares. See Section 6, "The Tender Offer - - Price Range of Shares; Dividends; Ownership of and Transactions in Shares," for recent high and low sales prices for the shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

      If you have questions or you need assistance you should contact Julie Hall of Schuff Acquisition Corp., the Information Agent for the Offer, at the following address and telephone number: 1841 West Buchanan, Phoenix, Arizona 85007; phone: (602) 452-4497.

                                    IMPORTANT

      Any Schuff International stockholder desiring to tender all or any portion of such stockholder's Schuff International shares should, as applicable

      (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to Computershare Trust Company, Inc. (the "Depositary") the Letter of Transmittal or such facsimile with such stockholder's certificates for the tendered Schuff International shares and any other required documents, or

      (2) follow the procedure for book-entry transfer of Schuff International shares set forth in Section 3, "The Tender Offer - - Procedure for Tendering Shares," or

      (3) request such stockholder's broker, dealer, commercial bank, trust company, or other nominee to tender shares for such stockholder.

      A stockholder whose Schuff International shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must ask the broker, dealer, commercial bank, trust company, or other nominee to tender Schuff International shares as the registered stockholder.

      A stockholder that desires to tender Schuff International shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Schuff International shares by following the procedure for guaranteed delivery set forth in Section 3, "The Tender Offer - - Procedure for Tendering Shares."

      Questions and requests for assistance may be directed to Julie Hall of Schuff Acquisition Corp., as Information Agent for this offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks, or trust companies holding your shares.

TO:   The Holders of Common Stock
      of Schuff International, Inc.:

                                  INTRODUCTION

      Schuff Acquisition Corp., an Arizona corporation ("SAC") to be wholly owned by David A. Schuff, the Chairman of the Board of Directors of Schuff International, Scott A. Schuff, the President and Chief Executive Officer of Schuff International, the Schuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership, an Arizona limited partnership, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Schuff International at a purchase price of $2.17 per share, net to the seller in cash, without interest (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Offer Price represents a 11% premium to the closing price of Schuff International common stock on April 27, 2004, the last full trading day before the public announcement of SAC's proposal to acquire the Shares.

      If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders that hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitution Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. SAC will pay all charges and expenses of Computershare Trust Company, Inc., as depositary (the "Depositary"), and Julie Hall of SAC, as Information Agent (the "Information Agent"), incurred in connection with the Offer.

      SAC IS NOT REQUIRED TO COMPLETE THE OFFER UNLESS A SUFFICIENT NUMBER OF SHARES ARE TENDERED THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, SAC WOULD OWN AT LEAST 90% OF THE SHARES (THE "MINIMUM CONDITION"). SAC RESERVES THE RIGHT TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE A LESSER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECTIONS OF THE SECURITIES EXCHANGE ACT OF 1934. IN NO EVENT, HOWEVER, WILL SAC PURCHASE SCHUFF INTERNATIONAL SHARES IN THE OFFER IF LESS THAN A MAJORITY OF THE OUTSTANDING SCHUFF INTERNATIONAL SHARES, EXCLUDING SHARES BENEFICIALLY OWNED BY SAC AND THE EXECUTIVE OFFICERS AND DIRECTORS OF SCHUFF INTERNATIONAL, ARE TENDERED IN THE OFFER. SAC'S OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, "THE TENDER OFFER - - TERMS OF THE OFFER," AND
SECTION 11, "THE TENDER OFFER - - CERTAIN CONDITIONS OF THE OFFER."

      ACCORDING TO PUBLICLY AVAILABLE INFORMATION, AS OF APRIL 28, 2004, THERE WERE APPROXIMATELY 7,063,122 SHARES OUTSTANDING. BASED ON THE FOREGOING, AFTER THE CONTRIBUTION TO SAC OF SHARES OF COMMON STOCK OF SCHUFF INTERNATIONAL BY DAVID A. SCHUFF, SCOTT A. SCHUFF, AND THEIR AFFILIATES AS DESCRIBED HEREIN, THE PURCHASE BY SAC OF 1,334,610 SCHUFF INTERNATIONAL SHARES PURSUANT TO THE OFFER WOULD SATISFY THE MINIMUM CONDITION. BASED ON PUBLICLY AVAILABLE INFORMATION, AS OF APRIL 28, 2004, THE EXECUTIVE OFFICERS AND DIRECTORS OF SCHUFF INTERNATIONAL, OTHER THAN DAVID A. SCHUFF, SCOTT A. SCHUFF, AND THEIR AFFILIATES, AS A GROUP, HELD 124,785 SHARES. AS OF THE DATE HEREOF, SAC DOES NOT KNOW WHETHER OR NOT ANY EXECUTIVE OFFICER, DIRECTOR, OR AFFILIATE OF SCHUFF INTERNATIONAL, OTHER THAN DAVID A. SCHUFF, SCOTT A. SCHUFF, AND THEIR AFFILIATES, INTENDS TO TENDER SHARES IN THE OFFER.

      The purpose of the Offer is to acquire as many outstanding shares as possible as a first step in acquiring the entire equity interest in Schuff International. If the Offer is successful and SAC owns at least 90% of the Shares, SAC will cause Schuff International to merge with and into SAC in a short-form merger (the "Merger"). In the Merger, each outstanding Share that is not owned by SAC (other than Shares held by stockholders who dissent from the Merger and perfect their dissenters' rights under the Delaware General Corporation Law, or DGCL) will be converted into the right to receive in cash an amount per Share equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such Shares. Under the DGCL, if SAC owns at least 90% of the outstanding Shares, SAC can consummate the Merger without a vote of the Schuff International stockholders. See Section 8, "The Tender Offer - - Merger; Dissenters' Rights; Rule 13e-3." As a result of the Offer and the Merger, Schuff International would be wholly owned by the stockholders of SAC and the Shares would no longer trade publicly on the American Stock Exchange.

      The Schuff International board of directors must file with the Securities and Exchange Commission and provide to the Schuff International stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the date of this document. SAC expects that the Schuff International board of directors will appoint a special committee of independent directors authorized, as appropriate, to consider and to make recommendations with respect to the Offer, including making a recommendation with respect to the position that the full Schuff International board of directors should take in connection with the Schedule 14D-9. SAC encourages you to review carefully the Schedule 14D-9 when it becomes available.

      This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding SAC's intent, belief, or current expectations of, including statements concerning SAC's plans with respect to, the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

            -     general economic, capital market, and business conditions;

            -     changes in government regulation;

            - changes in tax law requirements, including tax rate changes, new tax laws, and revised tax law interpretations;

            - competitive factors in the industries in which Schuff International operates;

            - the ability to execute fully SAC's business strategy after taking Schuff International private;

            -     the risks and uncertainties described in Schuff
                  International's filings with the SEC under the Exchange Act;
                  and

            - terrorist attacks on the United States or international targets.

      There may also be other factors that are currently identifiable or quantifiable, but may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. SAC is not obligated to update publicly or revise any forward-looking statements, whether as a result of new information, future results, or for any other reason.

      Except as otherwise indicated, the information contained in this Offer to Purchase concerning Schuff International was obtained from publicly available sources. SAC does not take any responsibility for the accuracy of such information.

      THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE TENDER OFFER - - CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 5:00 P.M., DENVER TIME, ON FRIDAY, MAY 28, 2004, UNLESS SAC EXTENDS IT.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

      On August 23, 2002, the surety and Schuff International entered into a new indemnity agreement that included an indemnity of 19th Avenue/Buchanan Limited Partnership. The surety further required personal indemnities of David A. Schuff and his wife and Scott A. Schuff, however, that personal indemnity was limited to the assets of 19th Avenue/Buchanan Limited Partnership and its stock in Schuff International. As a result of the decline in financial performance of Schuff International, any further encumbrance of the 19th Avenue/Buchanan Limited Partnership was prohibited without the consent of the surety. During 2003, as the financial performance of Schuff International continued to decline, the surety sought to impose more strict collateral requirements on Schuff International and to obtain full personal indemnities of David A. Schuff, Scott
A. Schuff, their spouses, 19th Avenue/Buchanan Limited Partnership, and their affiliates, as set forth in an indemnity agreement dated November 5, 2003. Only the personal residences of the Schuffs were excluded from the indemnity agreement.

      During 2003 and through the first quarter of 2004, the commercial construction industry, the commercial steel fabrication business, and joist manufacturing continued to experience difficult conditions as a result of the macroeconomic climate and higher steel costs due to increased foreign demand for scrap steel. These factors, as well as extreme pricing pressure from local and regional competitors, resulted in longer selling cycles and reduced demand for Schuff International's products and services. In addition, in an attempt to maximize capacity utilization and cover fixed operating costs, Schuff International completed projects at historically low gross margins. These conditions directly effected the operating strategy of Schuff International in all key areas, ultimately resulting in a record consolidated net loss before cumulative effect of a change in accounting principle of $6.0 million, or $(0.85) per share, for the year ended December 31, 2003.

      From time to time during 2003, the Schuff family explored the possibility of privatizing Schuff International, and included the surety in these informal discussions. During September 2003, the surety and the Schuffs discussed a new bonding program and increased personal requirements of the Schuffs. At that time, the surety requested a letter from Scott A. Schuff requesting confirmation of the August 23, 2002 indemnity agreement, and particularly to obtain the Schuffs' assurance that they did not intend to use 19th Avenue/Buchanan Limited Partnership as a source of funds in connection with a "going private" transaction for Schuff International. Scott A. Schuff sent a letter to the surety dated October 15, 2003 indicating the following: (a) privatization of Schuff International was an option if the appropriate economic conditions existed; (b) affirmation of the existing indemnity agreement with the surety; and (c) the Schuff family would not further encumber 19th Avenue/Buchanan Limited Partnership without consent of the surety. The current indemnity agreement dated November 5, 2003, does not require the surety's consent to encumber further the assets of 19th Avenue/Buchanan Limited Partnership, but greatly expands the reach of the personal indemnities. As the founders of Schuff International believe that such personal indemnities are inconsistent with the nature of stock ownership in the company, Schuff International has become concerned that the founders may not continue to personally indemnify the obligations of Schuff International. The failure of the founders to personally indemnify the obligations of Schuff International could have a material adverse effect on its business and prospects.

      During recent years, the price of, and amount of trading in, shares of Schuff International common stock has steadily declined. As a result of the added cost and management time associated with being a public company, in recent years, management of Schuff International had begun questioning the value of remaining a public company. Management of Schuff International, together with its outside legal counsel and independent public accountants, have continued to analyze the impact on Schuff International required by the Sarbanes-Oxley Act of 2002, together with recently adopted rules and regulations of the SEC and the American Stock Exchange. These new laws and regulations have required increased corporate responsibility and accountability, enhanced financial disclosure, and increased audit costs. As a result, management has noted that it is becoming more expensive for small corporations such as Schuff International to remain publicly held and traded. As a result, management of Schuff International has continued to explore strategic alternatives. Because they felt any such transaction would have a substantial effect on the Schuff family (as the majority stockholders of Schuff International), David A. Schuff, Scott A. Schuff, and their affiliates engaged legal counsel to advise them regarding possible strategic alternatives.

      Notwithstanding Schuff International's current listing on the American Stock Exchange, and because the trading volume of Schuff International's share of common stock is relatively low, management of Schuff International has recognized that its stockholders may not really have what is considered one of the main advantages of owning shares in a publicly traded company - a liquid market for their shares. Recently, it has been unlikely that Schuff International could raise additional capital by issuing additional shares of common stock because of the shares' low trading price, low trading volume, and lack of liquidity. From time to time, management has been concerned that the shares could eventually be delisted involuntarily because of Schuff International's consistently decreasing market capitalization and stock price. Thus, while management had expended substantial time and money to maintain its status quo as a public company, it had been unable to realize the principle benefits associated therewith.

      During April 2004, certain principal stockholders of Schuff International met with legal counsel to discuss the possibility of commencing a tender offer to acquire the shares of Schuff International common stock not owned by David A. Schuff, Scott A. Schuff, and their affiliates and subsequently deregister Schuff International as a public company under the Exchange Act.

REASONS FOR AND PURPOSE OF THE OFFER AND THE MERGER

      During April 2004, David A. Schuff, Scott A. Schuff, and their affiliates developed a plan pursuant to which SAC would acquire all of the Shares of Schuff International that David A. Schuff, Scott A. Schuff, and their affiliates did not already own. In arriving at their decision to develop such a transaction, SAC considered the factors set forth below. Except as otherwise indicated, the discussion below assumes the contribution by David A. Schuff, Scott A. Schuff, and their affiliates of shares of common stock of Schuff International to SAC, which is expected to occur immediately prior to the purchase of shares pursuant to this Offer.

      Benefits and Detriments to Schuff International of the Offer and the Merger. In determining whether to make the Offer and thereafter effect the Merger, SAC considered the current and potential financial performance and profitability of Schuff International. SAC also considered the following factors:

      - the elimination of the additional burdens on management associated with public reporting and other tasks resulting from Schuff International's public company status, including, for example, the dedication of time and resources by Schuff International's management and board of directors necessary to respond to stockholder and analyst inquiries and maintain investor and public relations;

      - the decrease in costs, particularly those associated with being a public company (such as the costs, including independent accounting firm fees for audit services and legal fees, associated with filing quarterly, annual, and other periodic reports with the SEC, the expense of publishing and distributing annual reports and proxy statements to stockholders, and the increased costs anticipated as a result of enactment of the Sarbanes-Oxley Act of 2002 and recently enacted rules and regulations of the SEC);

      - the possibility that the founders of Schuff International, who have personally guaranteed certain obligations of Schuff International, may not continue to guaranty such obligations, the failure of which could have a material adverse effect on Schuff International's business and prospects;

      - the greater ability of Schuff International's management to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company, particularly in light of the volatility of Schuff International's quarterly results;

      - public capital market trends affecting micro-cap companies, including perceived lack of interest by institutional investors in companies with a limited public float; and

      - the reduction in the amount of public information available to competitors about Schuff International's businesses that would result from the termination of Schuff International's obligations under the SEC's reporting requirements under the Securities and Exchange Act of 1934.

      Consideration of Liquidity and Share Price; Timing. SAC considered the relatively low volume of trading in the Shares and considered that the Offer and the Merger would result in immediate liquidity for the stockholders that are unaffiliated with David A. Schuff, Scott A. Schuff, and their affiliates. SAC also considered recent trends in the price of the Shares.

      Alternative Structure Considered. Prior to April 2004, SAC considered alternatives to structuring the transaction as a tender offer followed by a short-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, as opposed to a long-form merger, SAC considered the following:

      - In the Offer, each unaffiliated stockholder would individually determine whether to accept cash in exchange for their Shares.

      - Unless at least 90% of the outstanding Shares are owned by SAC, it could not effect a short-form merger.

      - Unlike a long-form merger, the approval of Schuff International's board of directors is not required to complete a short-form merger.

      - A tender offer followed by a later short-form merger would permit SAC to acquire the minority interest in Schuff International on an expeditious basis and provide the stockholders that are unaffiliated with SAC with a prompt opportunity to receive cash in exchange for their Shares.

      - Unaffiliated stockholders that do not tender their Shares in the Offer could (upon delisting of Schuff International's common stock from the American Stock Exchange) preserve their dissenters' rights in the merger under Section 262 of the DGCL.

      After discussing among themselves the advantages and disadvantages of the various structures for acquiring the minority stockholder interest in Schuff International, including the alternative method of acquiring such interests through a long-form merger, SAC decided to structure the transaction as a tender offer for all of the Shares of Schuff International not already owned by David
A. Schuff, Scott A. Schuff, or their affiliates, to be followed by a short-form merger.

SAC'S PLANS FOR SCHUFF INTERNATIONAL

      If the Offer is successful and SAC obtains at least 90% of the outstanding Shares, SAC will effect the Merger. As a result of the Offer and the Merger, Schuff International will be wholly owned by SAC and the Shares would no longer trade publicly on any stock exchange.

      If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by SAC and its affiliates of the outstanding Shares should fall below 90% for any reason, SAC may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

      Following completion of the Offer and prior to the Merger, SAC expects that Schuff International will cause the Shares to be delisted from the American Stock Exchange. Accordingly, stockholders who are not affiliated with SAC will not have the opportunity to participate in the earnings and growth of Schuff International and will not have any right to vote on corporate matters. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from Schuff International's operations or from any decline in the value of Schuff International.

      Except as otherwise described in this Offer to Purchase, SAC has no current plans or proposals or negotiations that relate to or would result in any of the following:

            - an extraordinary corporate transaction, such as a merger (other than the Merger described in this document), reorganization, or liquidation involving Schuff International or any of its subsidiaries;

            - any purchase, sale, or transfer of a material amount of assets of Schuff International or any of its subsidiaries;

            - any material change in Schuff International's present dividend policy, indebtedness, or capitalization;

            - any change in the management of Schuff International (other than SAC's intention to appoint a board of directors consisting solely of stockholders of SAC after the Merger) or any change in any material term of the employment contract of any executive officer;

            - any other material change in Schuff International's corporate structure or business; or

            - any changes in Schuff International's charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of Schuff International.

SAC expressly reserves the right to change SAC's business plans with respect to Schuff International based on future developments.

SAC'S POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

      SAC believes that the Offer and the Merger are both financially and procedurally fair to Schuff International's stockholders who are not affiliated with David A. Schuff, Scott A. Schuff, and their affiliates. SAC bases its belief on observations of the following factors, each of which supports its views as to the fairness of the Offer and the Merger.

      - Each Schuff International stockholder can individually determine whether to tender Shares in the Offer, and SAC believes that the Schuff International stockholders are capable of evaluating the fairness of the Offer.

      - The $2.17 per Share cash consideration payable in the Offer represents a 11% premium to the closing price on April 27, 2004, the last trading day prior to public announcement of SAC's proposal to acquire the Shares. During fiscal year 2003, Schuff International's common stock traded in the range of $1.20 - $2.05.

      - The Offer is conditioned on the tender of at least a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, SAC would own at least 90% of the Shares. Accordingly, approximately 1,334,610 or 65% of the Shares not owned by SAC would need to be tendered to satisfy the Minimum Condition. In no event, however, will SAC purchase Schuff International shares in the Offer if less than a majority of the outstanding Schuff International shares, excluding shares beneficially owned by SAC and the executive officers and directors of Schuff International, are validly tendered in the Offer and not withdrawn. Approximately 958,070 shares held by stockholders other than SAC and Schuff International's executive officers and directors would need to be tendered to satisfy this condition. Acceptance of the Offer by this many unaffiliated Schuff International stockholders would provide meaningful procedural protection for Schuff International stockholders.

      - Schuff International stockholders that elect not to tender their Shares in the Offer will receive the same consideration in the Merger that SAC pays in the Offer, subject to their right to dissent from the Merger and demand payment of the fair value of their Shares under the DGCL.

      - SAC believes the Offer Price to be fair considering Schuff International's current financial performance, profitability, and growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of Schuff International from the public stockholders, who do not have the power to control decisions made as to Schuff International's business, entirely to SAC, which would have the power to control Schuff International's business and which has the resources to manage and bear the risks inherent in the business over the long term.

      - SAC considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the tender offer structure, which would provide an expeditious means for the Schuff International stockholders to receive the Offer Price, (3) the Minimum Condition, and (4) the requirement that a majority of the outstanding shares, excluding the shares beneficially owned by SAC and the executive officers and directors of Schuff International, are validly tendered and not withdrawn.

      - The Offer provides the opportunity for the Schuff International stockholders to sell their shares without incurring brokerage and other costs typically associated with market sales.

      - SAC believes that each of the foregoing observations is relevant to all of the Schuff International stockholders that are not affiliated with SAC.

      SAC determined that the following factors were not relevant indicators of the value of the Shares:

      -     net book value of Schuff International; and

      - to SAC's knowledge, no firm offers have been made with respect to Schuff International regarding a merger or other business combination, or the sale of all or of any substantial part of the assets of securities of Schuff International and that Schuff International's prior efforts to find a third party interested in acquiring it were unsuccessful.

      SAC also considered the following factors, each of which it considered negative, in its deliberations concerning the fairness of the terms of the Offer and the Merger:

      - Following the successful completion of the Offer and the Merger, the Schuff International stockholders would cease to participate in the future earnings or growth, if any, of Schuff International or benefit from increases, if any, in the value of their holdings of Schuff International.

      - The financial interests of SAC are adverse as to the Offer Price to the financial interests of the Schuff International stockholders. In addition, officers and directors of Schuff International have actual or potential conflicts of interest in connection with the Offer and the Merger.

      The foregoing discussion of the information and factors considered by SAC is not intended to be exhaustive but includes all material factors SAC considered. In view of the variety of factors considered in connection with their evaluation of the Offer and the Merger, SAC did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation. Neither SAC, David A. Schuff, Scott A. Schuff, nor any of its or their affiliates has received any report, opinion, or appraisal from an outside party that is materially related to the Offer or Merger.

      SAC's view as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

SCHUFF INTERNATIONAL FINANCIAL PROJECTIONS

      Schuff International does not as a matter of course make public forecasts as to future revenues, earnings, or other financial information. Schuff International did, however, prepare certain projections in the normal course of business that it provided to the board of directors in connection with its 2004 year plan. The projections set forth below are included in this document solely because such information was provided to David A. Schuff and Scott A. Schuff in their capacities as affiliates of Schuff International.

      The projections set forth below were not prepared by Schuff International with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled, or examined by independent accountants. While prepared with numerical specificity, the projections reflect numerous estimates and hypothetical assumptions, all made by Schuff International's management, with respect to industry performance, general business, economic market, interest rate, and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies all of which are difficult to predict and many of which are beyond Schuff International's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will provide accurate, and actual results may be materially different from those contained in the projections set forth below.

      In light of the uncertainties inherent in forward-looking information of any kind, SAC cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While Schuff International has prepared these projections with numerical specificity, neither SAC nor Schuff International has made, and does not make, any representation to any person that the projections will be met. Neither SAC nor Schuff International intends to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

                                                           FISCAL YEAR
                                                       ENDING DECEMBER 31,
                                                              2004
                                                       -------------------
                                                           (in 000's)
      Revenue....................................           $249,200
      Gross profit...............................             36,600
      Gross profit percentage....................              14.7%
      General and administrative expenses........             24,800
      Operating income...........................             11,800
      Operating ratio............................               4.7%
               Net income........................              1,200
      Cash flows from operations.................            $ 3,800
      Total assets...............................            129,800
      Equity.....................................             10,685

TRANSACTIONS BETWEEN DAVID A. SCHUFF, SCOTT A. SCHUFF, THEIR AFFILIATES, AND SCHUFF INTERNATIONAL

      MERGER OF SCHUFF STEEL COMPANY AND SCHUFF INTERNATIONAL. On June 29, 2001, a holding company form of organizational structure was adopted by Schuff International to provide a framework that generally allows for greater administrative and operational flexibility. The new structure was consummated by the merger of Schuff Merger Company into Schuff Steel Company, which was the surviving corporation. Prior to the merger, Schuff Merger Company was a wholly-owned subsidiary of Schuff International, Inc., a holding company and initially a wholly owned subsidiary of Schuff Steel Company. As a result of the merger, Schuff Merger Company ceased to exist, and Schuff Steel Company became a wholly-owned subsidiary of Schuff International, Inc., with all of Schuff Steel Company's outstanding common stock converted, on a share for share basis, into common stock of Schuff International, Inc.

      TRANSACTIONS WITH AFFILIATES. Since its inception, Schuff International has maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Since the closing of its initial public offering in July 1997, all transactions between Schuff International and its affiliated entities, executive officers, directors, or significant stockholders have been approved by a majority of the non-employee directors of Schuff International. Schuff International also believes these transactions were on terms that were no less favorable to it than it could have obtained from non-affiliated parties.

      Lease of Fabrication and Office Facilities. Schuff International leases some of its fabrication and office facilities from 19th Avenue/Buchanan Limited Partnership. The general and limited partners of the 19th Avenue/Buchanan Limited Partnership are David A. Schuff, Scott A. Schuff, and certain of their family members. David A. Schuff is a co-founder and the Chairman of the Board of Directors of Schuff International, and Scott A. Schuff is a Director and the President and Chief Executive Officer of Schuff International. David A. Schuff and Scott A. Schuff together currently are the beneficial owners of approximately 71% of the issued and outstanding common stock of Schuff International.

      Schuff International has three leases with the 19th Avenue/Buchanan Limited Partnership for its principal fabrication and office facilities, the property and equipment acquired in the 1997 acquisition of B&K Steel, and additional office facilities adjacent to Schuff International's principal office and shop facilities. Each lease has a 20-year term and is subject to increases every five years based on increases in the Consumer Price Index. Schuff International's annual rental payments for the three leases were $1.0 million in 2003. During 2002, Schuff International amended all three leases. The annual rent was reduced to $800,000 from $1.1 million. Effective July 1, 2003, the 19th Avenue/Buchanan Limited Partnership increased the rent to the original amount.

CONDUCT OF SCHUFF INTERNATIONAL'S BUSINESS IF THE OFFER IS NOT COMPLETED

      If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, SAC expects that Schuff International's current management will continue to operate the business of Schuff International substantially as currently operated. However, in the event, SAC elects to waive the Minimum Condition and complete the Offer, SAC will re-evaluate the role of Schuff International within the overall strategy being pursued by SAC. In particular, SAC may consider the following:

            - engaging in open market or privately negotiated purchases of Shares to increase SAC's aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger;

            - proposing that SAC and Schuff International enter into a merger agreement, which would require the approval of Schuff International board of directors (which probably would refer the matter to a committee of independent directors) and the vote of Shares in favor of the merger; or

            - keeping outstanding the public minority interest in Schuff International.

      If SAC or its affiliates were to pursue any of these alternatives, it might take considerably longer for the public stockholders of Schuff International to receive any consideration for their Shares (other than through sales in the open market) that if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of Schuff International that are more or less than or the same as the Offer Price.

                                THE TENDER OFFER

1.    TERMS OF THE OFFER.

      Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Tender Offer -
- Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), SAC will accept for payment, and pay for shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by
Section 4, "The Tender Offer - - Rights of Withdrawal." The term "Expiration Date" means 5:00 p.m., Denver Time, on Friday, May 28, 2004, unless and until SAC shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by SAC, shall expire. The period until 5:00 p.m. Denver Time, on Friday, May 28, 2004, as such may be extended is referred to as the "Offering Period."

      Subject to the applicable rules and regulations of the SEC, SAC expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4, "The Tender Offer - - Rights of Withdrawal."

      Subject to the applicable regulations of the SEC, SAC also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date,

            - to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the event specified in Section 11, "The Tender Offer - - Certain Conditions of the Offer;" and

            - to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Tender Offer - - Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination, or amendment to the Depositary and by making a public announcement thereof. If SAC accepts any shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but no limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). SAC confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

      Any extension, delay, termination, or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law including (Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent, or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which SAC may choose to make any public announcement; SAC shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

      If, during the Offering Period, SAC in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to the holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent, or given, the Offer will be extended until the expiration of such ten business day period. SAC confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, SAC will extend the Offer to the extent required by Rules 14d-4(d), 14d-6, and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an Offer must remain open a minimum period of time following a material change in the terms of the Offer. The release states that an Offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

      SAC may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be in an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If SAC decides to provide for a Subsequent Offering Period, SAC will make an announcement to that effect by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If SAC elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See Section 4, "The Tender Offer - - Rights of Withdrawal."

      SAC has exercised its rights as stockholders of Schuff International to request Schuff International's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Schuff International has provided SAC with Schuff International's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

      Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), SAC will accept for payment, and will pay for Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, SAC expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The Tender Offer - - Certain Conditions of the Offer." In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the following:

      (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility"));

      (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

      (iii) any other required documents.

      For purposes of the Offer, SAC will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if, and when SAC gives oral or written notice to the Depositary of its acceptance for payment of such shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from SAC and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

      If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Tender Offer - - Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

      SAC reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve SAC of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    PROCEDURES FOR TENDERING SHARES.

      VALID TENDER.  To tender Shares pursuant to the Offer,

      (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

      (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

      (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SAC may enforce such agreement against the participant.

      BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signature on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by SAC, proper evidence satisfactory to SAC or their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

      GUARANTEED DELIVERY. A stockholder that desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or that cannot comply with the procedure for book-entry transfer on a timely basis, or that cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

      (i)   such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by SAC, is received by the Depositary, as provided below, prior to the Expiration Date; and

      (iii) the certificate for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand or mailed to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

      THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY SAC, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and SAC upon the terms and subject to the conditions of the Offer.

      APPOINTMENT OF PROXIES. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of SAC as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by SAC (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, SAC deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies, and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies, and consents may be given (and, if given, will not be deemed effective). SAC's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, or adjourned meeting of the stockholders of Schuff International, by written consent in lieu of any such meeting or otherwise. SAC reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon SAC's payment for such Shares, SAC must be able to exercise full voting rights with respect to such Shares.

      DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of any tender of Shares will be determined by SAC in its sole discretion, which determination will be final and binding. SAC reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of SAC's counsel, be unlawful. SAC also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of SAC. None of SAC, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. SAC's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

      BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to SAC and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.    RIGHTS OF WITHDRAWAL.

      Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by SAC pursuant to the Offer, may also be withdrawn at any time after May 28, 2004. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

      For a withdrawal to be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn, and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person that tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section, "The Tender Offer -- Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by SAC, in its sole discretion, which determination shall be final and binding. None of SAC, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

      Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be rendered by following one of the procedures described in Section 3, "The Tender Offer -- Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

      If SAC extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to SAC's rights under this Offer, the Depositary may, nevertheless, on behalf of SAC, retain tendered Shares, and such Shares may not be withdrawn except to the extend that tendering stockholders are entitled to withdrawal rights as set forth in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

      The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed U.S. Treasury Regulations issued thereunder, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion, or other integrated transaction, or that received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise dissenters' rights in the merger, nor does it address any aspect of state, local, or foreign taxation or estate and gift taxation.

      The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Schuff International. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the merger, including the application and effect of state, local, and other tax laws.

      The receipt of cash for Shares pursuant to the Offer or the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign, and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

      Payments in connection with the Offer or the merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its U.S. federal income tax return, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions, and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

      All stockholders who are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to SAC and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

      THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS, SUCH AS STOCKHOLDERS THAT RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS THAT ARE NOT U.S. PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

6.    PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN SHARES.

      PRICE RANGE OF SHARES. The Shares are listed and principally traded on the American Stock Exchange under the symbol "SHF." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares as reported by the American Stock Exchange:

                                                 MARKET PRICE
                                                 ------------
                                               HIGH         LOW
                                               ----         ---
FISCAL YEAR 2002:
    First Quarter........................      $3.30       $2.28
    Second Quarter.......................       2.95        2.45
    Third Quarter........................       2.75        1.25
    Fourth Quarter.......................       1.65        1.10

FISCAL YEAR 2003:
    First Quarter........................      $1.40       $1.20
    Second Quarter.......................       1.90        1.25
    Third Quarter........................       2.05        1.35
    Fourth Quarter.......................       2.03        1.41

FISCAL YEAR 2004:
    First Quarter........................      $2.15       $1.70
    Second Quarter (through April 27, 2004)     2.10        1.72

      On April 27, 2004, the last full trading day before the public announcement of SAC's proposal to acquire the Shares, the reported closing price of the Shares on the American Stock Exchange was $1.95 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT QUOTATION FOR THE SHARES.

      DIVIDENDS. Except for certain distributions to Schuff International's then current stockholders while it was subject to taxation under subchapter S of the Code and certain other distributions, including those made in connection with the closing of its initial public offering in July 1997 to its stockholders prior to the offering, Schuff International has not made distributions or declared dividends on its common stock.

      OWNERSHIP OF SHARES. The following table sets forth the beneficial ownership of Shares by David A. Schuff, Scott A. Schuff, and their affiliates. The table below does not assume the contribution by David A. Schuff, Scott A. Schuff, and their affiliates of shares of common stock of Schuff International to SAC, which is expected to occur immediately prior to the purchase of shares pursuant to this Offer.

                                                              SHARES
                                                              SUBJECT
                                               SHARES           TO
                                            BENEFICIALLY    UNEXERCISED    PERCENTAGE
    NAME & ADDRESS OF BENEFICIAL OWNER         OWNED         OPTIONS(1)       OWNED
    ----------------------------------         -----         ----------       -----
David A. Schuff and Nancy A. Schuff.......  2,553,000(2)          --          36.1%
Scott A. Schuff and Teryl A. Schuff.......  2,469,200(3)          --          35.0
19th Avenue/Buchanan Limited Partnership..       7,100            --              *
Schuff Acquisition Corp...................          --(4)         --            --

* Represents less than 1% of the Schuff International's outstanding common stock.

(1) The number of Shares beneficially owned include Shares subject to unexercised options which are exercisable on April 28, 2004, or within 60 days thereafter.

(2) 2,053,000 of these shares are owned by the Schuff Family Trust Under Trust Agreement dated June 28, 1983, as amended, and 500,000 of these shares are owned by the Schuff Irrevocable Trust Under Trust Agreement Dated December 31, 1996. David A. Schuff and Nancy A. Schuff, husband and wife, are co-trustees of each of the trusts and exercise voting and investment power over such shares.

(3) 2,269,200 of these shares are owned by the Scott A. Schuff Family Trust Under Trust Agreement dated March 12, 1992, as amended, and 200,000 of these shares are owned by the Scott A. Schuff Irrevocable Trust Under

      Trust Agreement dated December 31, 1996, as amended. Scott A. Schuff and Teryl A. Schuff, husband and wife, are co-trustees of each of these trusts and exercise voting and investment power over such shares.

(4) Mr. David A. Schuff, Mr. Scott A. Schuff, The Scuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership intend to contribute shares of common stock of Schuff International beneficially owned by them to SAC, which is expected to occur immediately prior to the purchase of shares pursuant to this Offer.

      TRANSACTIONS IN SHARES. In the past two years, neither SAC, David A. Schuff, Scott A. Schuff, or any of their affiliates have purchased or sold any securities of Schuff International.

7.    CERTAIN INFORMATION CONCERNING SCHUFF INTERNATIONAL.

      The information concerning Schuff International contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although SAC and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, SAC and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Schuff International to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to SAC or the Information Agent.

      GENERAL. Schuff International is a Delaware corporation with its principal corporate offices located at 1841 West Buchanan Street, Phoenix, Arizona 85007 (telephone number (602) 252-7787). Schuff International has described its business as follows:

            Schuff International is a fully integrated fabricator and erector of structural steel and heavy steel plate. Schuff International fabricates and erects structural steel for commercial and industrial construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines, and power plants. Schuff International also manufactures short- and long-span joists, trusses, and girders as well as specializes in the fabrication and erection of large-diameter water pipe, water storage tanks, pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators, and a variety of customized projects.

            Schuff International seeks to differentiate its operations by offering complete, turnkey steel construction services featuring design-build consultation, engineering, detailing, shop fabrication, and field erection. By offering an integrated package of steel construction services from a single source, Schuff International believes it is able to respond more efficiently to the design and construction challenges associated with large, complex, "fast track" construction projects.

            Schuff International currently operates primarily in the southwestern and southeastern United States with a concentration in Arizona, Nevada, Texas, Florida, Georgia, southern California, and Colorado.

            Schuff International offers its integrated steel construction services primarily to general contractors and engineering firms -- including, among others, Hunt Construction, Fluor Daniel, Inc., Bechtel Group Inc., and Perini Corporation -- that focus on a wide variety of projects, including hotels and casinos, office complexes, hospitals, manufacturing plants, shopping malls and centers, sports stadiums, power plants, restaurants, convention facilities, entertainment complexes, airports, schools, churches, and warehouses.

      INTENT TO TENDER; RECOMMENDATION; SCHUFF INTERNATIONAL OPINION. As of the date hereof, (i) neither SAC, David A. Schuff, Scott A. Schuff, or any of their affiliates know whether any executive officer, director, or affiliate of Schuff International (other than those named herein) intend to tender Shares in the Offer, (ii) none of Schuff International, its executive officers, directors, or affiliates (other than those named herein) have made any public recommendation with respect to the Offer, and (iii) Schuff International has not made public any appraisal, report, or opinion on the fairness of this transaction.

      AVAILABLE INFORMATION. Schuff International is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information, as of particular dates, concerning Schuff International's directors and officers, their remuneration, stock options granted to them, the principal holders of Schuff International's securities, any material interests of such persons in transactions with Schuff International and other matters is required to be disclosed in proxy statements distributed to Schuff International stockholders and filed with the SEC. Such reports, proxy statements, and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

                              FINANCIAL INFORMATION

                           SCHUFF INTERNATIONAL, INC.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following table sets forth summary historical consolidated financial data for Schuff International as of and for each of the years ended December 31, 2002 and 2003.

      This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Schuff International's Annual Report on Form 10-K for the year ended December 31, 2003. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Schuff International with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "--Available Information" on page 20.

                                                YEARS ENDED DECEMBER 31,
                                                ------------------------
                                                  2002            2003
                                                  ----            ----
                                                (IN THOUSANDS, EXCEPT PER
                                                       SHARE DATA)
     STATEMENT OF INCOME DATA:
       Revenues..........................      $ 230,985      $ 174,245
       Cost of revenues..................        197,299        151,897
                                               ---------      ---------

       Gross profit......................         33,686         22,348
       General and administrative
         expenses........................         24,869         23,635
       Goodwill amortization.............            --              --
                                               ---------      ---------

       Operating income..................          8,817         (1,287)
       Interest expense..................        (10,542)       (10,111)
       Other income......................          1,626          1,831
                                               ---------      ---------

       Income (loss) before income tax
         provision (benefit), minority
         interest and cumulative effect
         of a change in accounting
         principle.......................            (99)        (9,567)
       Income tax provision (benefit)....           (287)         3,505
                                               ---------      ---------

       Income (loss) before minority
         interest and cumulative effect
         of a change in accounting
         principle.......................            188         (6,062)
       Minority interest in loss of
         subsidiaries....................             32             72
                                               ---------      ---------

       Income (loss) before cumulative
         effect of a change in
         accounting principle............            220         (5,990)
       Cumulative effect of a change in
         accounting principle............        (29,591)           --
                                               ---------      ---------

       Net income (loss).................      $ (29,371)     $  (5,990)
                                               =========      =========

       Basic income (loss) per share:
       Income (loss) per share before
         cumulative effect of a change
         in accounting principle.........          $0.03      $   (0.85)

       Cumulative effect per share of a
         change in accounting principle..          (4.11)           --
                                               ---------      ---------

       Net income (loss) per share.......      $   (4.08)     $   (0.85)
                                               =========      =========

       Diluted income (loss) per share:
       Income (loss) per share before
         cumulative effect of a change
         in accounting principle.........          $0.03        $ (0.85)
       Cumulative effect per share of a
         change in accounting principle..          (4.11)          --
                                               ---------      ---------

       Net income (loss) per share.......      $   (4.08)     $   (0.85)
                                               =========      =========

       Weighted average shares used in
         computation:

          --   basic ....................          7,199          7,009
          --   diluted ..................          7,199          7,009

     OPERATING DATA:
       Backlog(2)........................        112,559        113,281

     BALANCE SHEET DATA:
       Cash and cash equivalents.........      $  10,755      $   7,645
       Restricted funds on deposit(3)....          3,468          7,513
       Costs and recognized earnings in
         excess of billings on
         uncompleted contracts(4)........         16,139         10,723
       Billings in excess of costs and
         recognized earnings on
         uncompleted contracts(4)........         13,521          8,464
       Property and equipment, net.......         27,132         24,394
       Total assets......................        148,345        130,282
       Long term debt, excluding current
         portion.........................         91,170         87,040
       Stockholders' equity..............      $  15,354      $   9,485

----------

(1) Gives effect to the acquisitions of Addison and Quincy on June 4, 1998, Six on August 31, 1998, and Bannister on October 15, 1998, which were accounted for under the purchase method of accounting. Financial information relating to Addison, Quincy, Six and Bannister has been included subsequent to the respective acquisition dates.

(2) Backlog is the amount of potential future revenues to be recognized upon performance of contracts, letters of intent, notices to proceed, and purchase orders awarded to Schuff International. Backlog increases as new contract commitments, letters of intent, notices to proceed, and purchase orders are received, decreases as revenues are recognized, and increases or decreases to reflect modifications in the work to be performed under a contract or potential contract. Of the $113.3 million backlog as of December 31, 2003, approximately $33.2 million was attributable to the TSA/Arizona Cardinals Multipurpose Facility.

(3) Restricted funds on deposit represent funds on deposit in interest bearing escrow accounts. In 1999, they were maintained in lieu of retention for specific contracts. Retentions on contract receivables are amounts due which are withheld until the completed project has been accepted by the customer in accordance with the contract. In 2003 and 2002, they were maintained as security for $9.9 million and $3.1 million, respectively, of the letters of credit outstanding for the benefit of Schuff International's performance bond surety and workers' compensation insurance carrier.

(4) Schuff International recognizes revenues and costs from construction projects using the percentage of completion accounting method. Under this method, revenues are recognized based upon either the ratio of the costs incurred to date to the total estimated costs to complete the project or the ratio of labor hours incurred to date to the total estimated labor hours, commencing when work begins. Construction contracts with customers generally provide that billings are to be made monthly in amounts which are commensurate with the extent of performance under the contracts. Costs and recognized earnings in excess of billings on uncompleted contracts primarily represent revenues earned under the percentage of completion method which have not been billed. Billings in excess of costs and recognized earnings on uncompleted contracts represent amounts billed on contracts in excess of the revenues allowed to be recognized under the percentage of completion method on those contracts.

8.    CERTAIN INFORMATION CONCERNING SAC.

      GENERAL. SAC is an Arizona corporation that currently does not conduct any business, except its intent to hold shares of common stock of Schuff International, and upon contribution of shares of common stock beneficially owned by them, will be wholly owned by David A. Schuff, Chairman of the Board of Schuff International, Inc., Scott A. Schuff, President and Chief Executive Officer of Schuff International and their affiliates, the Schuff Irrevocable Trust, the Scott A. Schuff Irrevocable Trust, and 19th Avenue/Buchanan Limited Partnership, an Arizona limited partnership. The principal executive offices of SAC are located at 1841 West Buchanan, Phoenix, Arizona 85007 (telephone number
(602) 452-4497). David A. Schuff and Scott A. Schuff are the sole directors and executive officers of SAC.

      David A. Schuff is a U.S. citizen who resides in the state of Arizona. Mr. David A. Schuff has served as Chairman of the Board of Directors of Schuff International since its formation and is the co-founder of Schuff International. David A. Schuff served as President and Chief Executive Officer of Schuff International from its founding in 1976 to 1995. David A. Schuff has been involved in the steel fabrication and erection business in a number of capacities since 1958. David A. Schuff in the father of Scott A. Schuff.

      Scott A. Schuff is a U.S. citizen who resides in the state of Arizona. Scott A. Schuff is the President and Chief Executive Officer of Schuff International, Schuff Steel Company, and a co-founder of Schuff International. Scott A. Schuff has served in numerous capacities with Schuff International since its founding in 1976, and has been the President and Chief Executive Officer since 1995. Scott A. Schuff is the son of David A. Schuff.

      During the last five years, neither SAC, David A. Schuff, Scott A. Schuff, nor any of their affiliates have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

      Except as set forth in this Offer of Purchase, none of (1) SAC, (2) David
A. Schuff, (3) Scott A. Schuff, or (4) any affiliate thereof or associate or majority-owned subsidiary of SAC beneficially owns any equity security of Schuff International.

      Except as set forth in this Offer of Purchase, neither SAC, David A. Schuff, Scott A. Schuff, nor any of their affiliates have any agreement, arrangement, understanding, or relationship with any other person with respect to any securities of Schuff International, including, without limitation, any agreement, arrangement, understanding, or relationship concerning the transfer or the voting of any securities of Schuff International, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents, or authorizations.

      Neither SAC, David A. Schuff, Scott A. Schuff, nor any of their affiliates have any security of Schuff International that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security, except that the obligations under the Credit and Security Agreement by and between 19th Avenue/Buchanan Limited Partnership and Wells Fargo Credit, Inc. is secured by a pledge from David and Nancy Schuff, Scott and Teryl Schuff, the David A. Schuff Family Trust U/T/A/ Dated June 28, 1983, and the Scott A. Schuff Family Trust U/T/A/ Dated March 12, 1992, with respect to their interests in the common stock of Schuff International.

      Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between SAC, David A. Schuff, Scott A. Schuff, and Schuff International or any of Schuff International's affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of SAC's consolidated revenues for the year ended 2002 for transactions in 2002, for the year ended 2003 for transactions in 2003 and for the past portion of 2004 for transactions in 2004.

      Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between SAC, David A. Schuff, Scott A. Schuff, or their affiliates and any executive officer, director, or affiliate of Schuff International that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

      SAC has made no arrangements in connection with the Offer to provide holders of Shares access to SAC's corporate files or to obtain counsel or appraisal services at their expense. For discussion of dissenters' appraisal rights, see Section 9, "The Tender Offer--Merger; Dissenters' Rights; Rule 13e-3."

      Except as set forth in this Offer to Purchase, there have been no negotiations, transactions, or material contracts during the past two years between SAC or its affiliates on the one hand, and Schuff International or its affiliates, on the other hand, concerning a merger, consolidation, or acquisition, a tender offer or other acquisition of any class of Schuff International's securities, an election of Schuff International's directors, or a sale or other transfer of a material amount of assets of Schuff International, nor, to the best knowledge of SAC, there have been no negotiations or material contacts between (i) any affiliates of Schuff International or (ii) Schuff International or any of its affiliates and any person not affiliated with Schuff International who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, neither SAC, David A. Schuff, Scott A. Schuff, or their affiliates have since the date hereof had any transaction with Schuff International or any of its executive officers, directors, or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

      INTENT TO TENDER. As of the date hereof, neither David A. Schuff, Scott A. Schuff, nor their affiliates intend to tender his or its shares in the Offer.

9.    MERGER; DISSENTERS' RIGHTS; RULE 13E-3.

      MERGER. If, pursuant to the Offer, SAC acquires shares that, together with shares beneficially owned by SAC and its affiliates, after contribution of such shares by David A. Schuff, Scott A. Schuff, and their affiliates, constitute at least 90% of the outstanding shares, SAC currently intends to consummate a "short-form" merger pursuant to Section 10-1104 of the Arizona Business Corporation Act, or ABCA. Section 10-1104 of the ABCA provides that if SAC owns at least 90% of each class of the outstanding shares of Arizona Corporation Commission, SAC may merge Schuff International into itself. In order to accomplish the Merger, (i) the board of directors of SAC must adopt a plan of merger, (ii) SAC must mail a copy or summary of the plan of merger to each stockholder of Schuff International other than SAC, who does not waive the mailing requirement in writing, and (iii) SAC must deliver articles of merger to the Arizona Corporation Commission no earlier than thirty days after the date that the plan of merger was mailed to the remaining stockholders of Schuff International. Under Section 10-1104 of the ABCA, such a merger of Schuff International with SAC would not require the approval or any other action on the part of the board of directors, the special committee, or the holders of Schuff International. SAC intends to effect the Merger without a meeting of holders of Shares. The Merger is currently expected to occur approximately one month after completion of the Offer.

      If, after the Offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by SAC of the outstanding shares should fall below 90% for any reason, SAC may decide to acquire additional shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

      THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH SAC MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

      DISSENTERS' RIGHTS. Under Delaware law, Schuff International stockholders do not have appraisal rights in connection with the Offer. If the Offer is successfully completed, holders of Schuff International common stock that (a) do not tender Shares into the Offer and hold common stock at the effective time of the short-form merger, (b) do not wish to accept the consideration provided for in that Merger, and (c) comply with the procedures provided for in Section 262 of the DGCL, will be entitled to have their shares of Schuff International common stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the "fair value" of those shares as determined by the court. Within 10 days after the effective time of the Merger, Schuff International, as the surviving corporation of the Merger, will send notice of the effective time of the Merger and the availability of appraisal rights to each holder of its common stock. To exercise appraisal rights, the record holder of Schuff International's common stock must, within 20 days after the date Schuff International mails the notice referred to above , deliver a written demand for appraisal to Schuff International. This demand must reasonably inform Schuff International of the identity of the holder of record and that the stockholder demands appraisal of his, her, or its shares of Schuff International common stock.

      Only a record holder of Schuff International's common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates. Within 120 days after the effective time of the Merger, Schuff International or any stockholder that has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Schuff International's common stock. Neither SAC nor Schuff International will have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

      Within 120 days after the effective time of the Merger, any stockholder that has complied with the requirements under Section 262 of the DGCL for exercise of appraisal of rights may make a written request to receive from Schuff International a statement of the total number of shares of Schuff International's common stock with respect to which demands for appraisal have been received and the total number of holders of these shares. Schuff International will be required to mail these statements within ten days after it receives a written request. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of common stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors, including market values of Schuff International's stock, asset values, and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the Merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

      The value determined by the court for Schuff International's common stock could be more than, less than, or the same as the Merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of Schuff International's common stock entitled to appraisal.

      Any stockholder that has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the Merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

      Holders of Schuff International's common stock will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. A stockholder will also lose the right to an appraisal by delivering to Schuff International a written withdrawal of the stockholder's demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the Merger requires Schuff International's written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the Merger, without interest. The amount of cash delivered to such stockholder will be the same as in the Merger.

      The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Schedule A to this Offer to Purchase. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the Merger will be waived or terminated.

      RULE 13E-3. Because SAC, David A. Schuff, Scott A. Schuff, and their affiliates are affiliates of Schuff International, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Schuff International and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. SAC has provided such information in this Offer to Purchase.

10.   SOURCE AND AMOUNT OF FUNDS.

      19th Avenue/Buchanan Limited Partnership has entered into a credit and security agreement with Wells Fargo Credit, Inc. that refinanced existing Bank One indebtedness of 19th Avenue/Buchanan Limited Partnership and will provide financing to complete this Offer. The term facility consists of a $7.0 million secured real estate loan, secured by cash and discounted marketable securities of up to $1.5 million, first deeds of trust on real estate owned by 19th Avenue/Buchanan Limited Partnership, and assignments of rents and assumption of lease agreements from Schuff International. The amount available under the facility is up to $7.0 million, consisting of either (a) 100% of $1.5 million cash pledged to Wells Fargo, or (b) 100% of $750,000 in cash plus 90% of $1,000,000 of marketable securities, plus up to 50% of appraised value of the real property owned by 19th Avenue/Buchanan Limited Partnership. 19th Avenue is required to repay $1.0 million six months after the closing date and $600,000 on the first anniversary date of the closing date. The principal amounts outstanding under the term facility accrue interest at a base rate plus 2.5% per annum floating, payable monthly in arrears, and carry a default rate of interest 3% higher than the rate otherwise payable. The term loan is amortized with principal payments of $45,000 per month plus interest, maturing three years from date of closing. The maturity date of the Schuff International credit facility must be amended to match the maturity date of the Wells Fargo term facility. Scott A. Schuff, David A. Schuff, and their spouses have personally guaranteed amounts outstanding under the credit facility.

      Upon initial closing of the financing, 19th Avenue/Buchanan Limited Partnership paid a closing fee of 1% of the credit facility limit. The credit facility may be prepaid, in whole or in part, at any time at the option of 19th Avenue/Buchanan Limited Partnership, however, a prepayment fee will be due based on a percentage of the credit limit of the facility and the amount of time the facility has been outstanding. In connection with the credit facility, 19th Avenue/Buchanan Limited Partnership entered into certain loan documents, including a Credit and Security Agreement that sets forth the terms and conditions of the facility. The agreement sets forth the representations, warranties, and covenants of 19th Avenue/Buchanan Limited Partnership and contains certain financial covenants as deemed appropriate by Wells Fargo, including Schuff International's financial performance (including minimum net worth, earnings, and debt service capability), limitations on acquisitions, investments, additional debt, intercompany accounts, bonuses, dividends, change in ownership, change in senior management, capital expenditures, and disposition of assets.

      The first advance of $3.0 million under the credit facility will be funded on April 29, 2004. The second advance of the remaining amount available under the credit facility will be subject to the satisfaction of certain closing conditions, including the following:

            - all filings made or required to be made by SAC with the SEC in connection with this Offer shall be made;

            - evidence that all filings required to be made by SAC in connection with this Offer have been made with the SEC; and

            - evidence that no injunction or stop order has been issued with respect to this Offer or the Merger by any court or agency having jurisdiction.

The commitment by Wells Fargo to fund the second advance will expire if the closing conditions described above are not completed by October 31, 2004.

      This summary of the credit facility does not purport to be complete and is qualified in its entirety by reference to the Credit and Security Agreement by and between 19th Avenue/Buchanan Limited Partnership and Wells Fargo Credit, Inc. dated April 22, 2004, which is filed as an exhibit to this Offer to Purchase and to which is incorporated herein by reference, and any further documents or instruments that SAC or 19th Avenue may enter into in connection with the credit facility. SAC does not have alternative financing arrangements or alternative financing plans in the event 19th Avenue does not secure the second advance under the credit facility described above.

11.   CERTAIN CONDITIONS OF THE OFFER.

      Notwithstanding any other provisions of the Offer, SAC shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at the expiration of the Offering Period, the Minimum Condition has not been satisfied, or if, at or prior to the time of the expiration of the Offer, any of the following events shall occur:

      (a) any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding, or application shall be pending or threatened before any court, government, or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit, or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to SAC; or

      (b) any statute, including without limitation any state anti-takeover statute, rule, regulation, or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced, or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit, or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to SAC; or

      (c) any change (or any condition, event, or development involving a prospective change) shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations, or prospects of Schuff International or any of its subsidiaries; or

      (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities, or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

      (e) any tender or exchange offer with respect to some or all of the outstanding shares of common stock of Schuff International (other than the Offer), or a merger, acquisition, or other business combination proposal for Schuff International (other than the Offer and the Merger), shall have been proposed, announced, or made by any person, entity, or group; or

      (f) Schuff International and SAC shall have reached an agreement or understanding that the Offer be terminated or amended or SAC (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Schuff International by merger or similar business combination, or purchase of shares or assets of Schuff International; or

      (g) there shall have occurred or be in existence any other event, circumstance, or condition, which, in the reasonable judgment of SAC, would prevent SAC from effecting the Merger following the completion of the Offer; or

      (h) which in the reasonable judgment of SAC with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

      The foregoing conditions are for the sole benefit of SAC and may be asserted by SAC regardless of the circumstances (including any action or inaction by SAC) giving rise to any such conditions or may be waived by SAC in whole or in part at any time from time to time in its reasonable discretion. The determination as to whether any condition has occurred shall be in the sole and reasonable judgment of SAC and will be final and binding on all parties. The failure by SAC at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the foregoing, SAC will not purchase shares in the Offer if less than a majority of the outstanding Shares, excluding Shares beneficially owned by SAC and the executive officers and directors of Schuff International, are validly tendered in the Offer and not withdrawn.

      A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12.   DIVIDENDS AND DISTRIBUTIONS.

      If, on or after the date hereof, Schuff International should (i) split, combine, or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants, or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Tender Offer--Certain Conditions of the Offer," SAC, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

      If, on or after the date hereof, Schuff International should declare or pay any cash dividend on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants, or options, conditional or otherwise, to acquire any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to SAC or its nominee or transferee on Schuff International's stock transfer records, then, subject to the provisions of Section 11, "The Tender Offer--Certain Conditions of the Offer,"

            - the Offer Price and other terms of the Offer may, in the sole discretion of SAC, be reduced by the amount of any such cash dividend or cash distribution, and

            - the whole of any such noncash dividend, distribution, or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of SAC and will be required to be promptly remitted and transferred by each tendering stockholder to the Depository for the account of SAC, accompanied by appropriate documentation of transfer, or (b) at the direction of SAC, be exercised for the benefit of SAC, in which case the proceeds of such exercise will promptly be remitted to SAC.

Pending such remittance and subject to applicable law, SAC will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance, or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by SAC in its sole discretion.

13.   CERTAIN LEGAL MATTERS.

      GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Schuff International, SAC is not aware of any licenses or other regulatory permits which appear to be material to the business of Schuff International and which might be adversely affected by the acquisition of Shares by SAC pursuant to the Offer or of any approval or other action by any governmental, administrative, or regulatory agency or authority which would be required for the acquisition or ownership of Shares by SAC pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, SAC does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Schuff International's or SAC's business or that certain parts of Schuff International's or SAC's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause SAC to elect to terminate the Offer without the purchase of the Shares thereunder. SAC's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Tender Offer--Certain Conditions of the Offer."

      ANTITRUST COMPLIANCE. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

      Under HSR Act reporting regulations, SAC is deemed in "control" of Schuff International. In particular, these regulations provide that the term "control" means holding 50% or more of the outstanding voting securities of an issuer. Therefore, because SAC holds approximately 71% of Schuff International's voting securities, SAC does not believe any filing is required in connection with the Offer and the Merger.

      SECTION 203 OF THE DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless

      - prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the stockholder becomes an interested stockholder;

      - upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or

      - the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder. Section 203 of the DGCL does not apply to any stockholder who became an interested stockholder at a time when the corporation was not publicly held. SAC does not believe that Section 203 of the DGCL applies to this Offer or the proposed Merger.

      FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U, and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

      STATE TAKEOVER STATUTES. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices, or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Schuff International, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. SAC has not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, SAC has not recently attempted to comply with any state takeover statute or regulation. SAC reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, SAC might be required to file certain information with, or to receive approvals from, the relevant state authorities, and SAC might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, SAC may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, "The Tender Offer--Certain Conditions of the Offer."

      SHORT-FORM MERGER. Section 10-1104 of the ABCA provides that, if a parent corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, it may, without the approval of the stockholders of the subsidiary corporation merge the subsidiary into itself, by effecting a plan of merger adopted by the board of directors of parent corporation and the appropriate filings with the Arizona Corporation Commission. Under the ABCA, if SAC acquires at least 90% of the outstanding Shares, SAC will be able to effect the Merger without a vote of the other stockholders of Schuff International.

14.   CERTAIN EFFECTS OF THE OFFER.

      PARTICIPATION IN FUTURE GROWTH. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits, and growth of Schuff International and will not have the right to vote on corporate matters relating to Schuff International. If the Offer and the Merger are completed, SAC, who will own 100% of the shares, will own a 100% interest in the net book value and net earnings of Schuff International and will benefit from any future increase in the value of Schuff International. Similarly, SAC will bear the risk of any decrease in the value of Schuff International and you will not face the risk of a decline in the value of Schuff International. Upon the completion of the Merger, SAC's aggregate beneficial interests in Schuff International's net book value and net loss would increase from approximately 71% to 100%.

      MARKET FOR SHARES. The purchase of Shares by SAC pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

      STOCK QUOTATIONS. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the listing requirements of the American Stock Exchange ("AMEX"). According to the AMEX's published guidelines, AMEX would consider delisting the Shares if the number of public stockholders (exclusive of holdings of officers, directors, controlling stockholders, or other family or concentrated (i.e. 10% or greater) holdings (the "AMEX Excluded Holdings")) falls below 300, the number of publicly held Shares (exclusive of AMEX Excluded Holdings) falls below 200,000, or the aggregate market value of publicly held Shares (exclusive of AMEX Excluded Holdings) falls below $1,000,000 for more than 90 consecutive days. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

      If the AMEX were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of the quotations would depend, however, upon factors such as the number of stockholders and the aggregate market value of the

Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. SAC cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

      MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

      EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by Schuff International upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Schuff International to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Schuff International and persons holding "restricted securities" of Schuff International to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities." SAC intends to seek to cause Schuff International to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

15.   FEES AND EXPENSES.

      Except as set forth below, SAC will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer.

      SAC has appointed Julie Hall of SAC to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph, and personal interviews and may request brokers, dealers, and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent may receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and SAC will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

      SAC has retained Computershare Trust Company, Inc. to act as the Depository in connection with the Offer. SAC will pay the Depository reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depository against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks, and trust companies will be reimbursed by SAC for customary mailing and handling expenses incurred by them in forwarding material to their customers.

      In addition, Schuff International will incur its own fees and expenses in connection with the Offer.

      The following is an estimate of the fees and expenses to be incurred by
SAC:

      TYPE OF FEE                                           AMOUNT
      -----------                                           ------
      Filing Fees.................................          $  886
      Legal Fees and Expenses.....................          75,000
      Depositary Fees.............................          10,000
      Information Agent Fees......................           1,000
      Printing and Mailing........................           8,000
      Miscellaneous...............................           2,114
                                                            ------
         Total....................................          $97,000
                                                            =======

16.   MISCELLANEOUS.

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. SAC may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

      SAC is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

      SAC has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13e-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Tender Offer -- Certain Information Concerning Schuff International."

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF SAC NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Dated:  April 30, 2004                    Schuff Acquisition Corp.

                                   SCHEDULE A
                     SECTION 262 OF GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262.  APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d)   Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Letters of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of Schuff International or his or her broker, dealer, commercial bank, trust company, or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                        COMPUTERSHARE TRUST COMPANY, INC.

         By Mail:                    By Hand:            By Overnight Delivery:

    Computershare Trust         Computershare Trust       Computershare Trust
       Company, Inc.               Company, Inc.             Company, Inc.
Attn: Reorganization Dept.  Attn: Reorganization Dept.    Attn: Reorganization
       P.O. Box 1596         350 Indiana Street, #800             Dept.
Denver, Colorado 80201-1596   Golden, Colorado 80401    350 Indiana Street, #800
                                                         Golden, Colorado 80401
                             By Facsimile Transmission
                        (For Eligible Institutions Only):
                                  (303) 262-0606

                      Confirmation Receipt of Facsimile by
                                  Telephone Only
                             (303) 262-0600 ext. 4732

      Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies, or other nominees for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                            Schuff Acquisition Corp.
                              Attention: Julie Hall
                               1841 West Buchanan
                             Phoenix, Arizona 85007
                          Email: julie.hall@schuff.com

                                       or

                              CALL: (602) 452-4497